As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LodgeNet Interactive Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
46-0371161
(I.R.S. Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)
LodgeNet Interactive Corporation.
2003 Stock Option and Incentive Plan
(Full Title of the Plans)
Scott C. Petersen, Chief Executive Officer, LodgeNet Interactive Corporation
3900 West Innovation Street, Sioux Falls, SD 57107
(Name and Address of Agent for Service)
(605) 988-1000
Telephone Number, Including Area Code, of Agent For Service
Copies to:
Mark S. Weitz, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	To Be	Price Per	Offering	Registration
Title of Securities To Be Registered	Registered(1)	Share(2)	Price(2)	Fee(2)
Common Stock	600,000	$6.83	$4,098,000	$161.05

(1)	Calculated pursuant to General Instruction E to Form S-8.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) by extension of Rule 457(h)(b) and based upon the average of the high and low prices for such stock on the Nasdaq National Market on June 13, 2008.
     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

INFORMATION REQUIRED PURSUANT TO
GENERAL INSTRUCTION E TO FORM S-8
GENERAL INSTRUCTION E INFORMATION
     This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. The plan attached hereto as Exhibits 99.1 has been amended and restated to reflect this change and certain other amendments to the plans previously approved by the stockholders of the Registrant.
     The Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 21, 2003, File No. 333-108114, is hereby incorporated by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2007, filed on March 14, 2008;

(b)	The Registrant’s Definitive Schedule 14A (Proxy Statement), filed on April 7, 2008;

(c)	The Registrant’s Form 8-A/A, filed on March 3, 2008, describing our stockholder rights plan;

(d)	The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed on May 9, 2008;

(e)	The Registrant’s current reports on Form 8-K filed on April 18, 2008 and May 19, 2008 (regarding Item 5.02); and

(f)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission under the Exchange Act on September 2, 1993, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Officers and Directors.
     Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.
     Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.
     Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.
     Article Seventh of the Registrant’s Restated Certificate of Incorporation, as amended, and Article 6 of the Registrant’s By-Laws, provide for indemnification of the Registrant’s officers and directors to the fullest extent provided by the Delaware General Corporation Law and other applicable laws as currently in effect and as they may be amended in the future.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See attached exhibit index.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on this 16th day of June 2008.

LODGENET INTERACTIVE CORPORATION
(Registrant)
/s/ Scott C. Petersen
SCOTT C. PETERSEN
President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott C. Petersen and Gary H. Ritondaro, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott C. Petersen Scott C. Petersen	President and Chief Executive Officer (Principal Executive Officer), Chairman and Director	June 16, 2008

/s/ Gary H. Ritondaro Gary H. Ritondaro	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2008

/s/ R. Douglas Bradbury R. Douglas Bradbury	Director	June 16, 2008

/s/ Scott H. Shlecter Scott H. Shlecter	Director	June 16, 2008

/s/ R. F. Leyendecker R. F. Leyendecker	Director	June 16, 2008

/s/ Vikki I. Pachera Vikki I. Pachera	Director	June 16, 2008

/s/ John E. Haire John E. Haire	Director	June 16, 2008

EXHIBIT INDEX TO FORM S-8

Exhibit Number	Description

5.1	Opinion of Leonard, Street and Deinard Professional Association regarding the legality of the Common Stock being registered

23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	LodgeNet Interactive Corporation Stock Option and Incentive Plan